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                             CERTIFICATE OF DESIGNATION,
                                RIGHTS AND PREFERENCES
                                        OF THE
                         SERIES A CONVERTIBLE PREFERRED STOCK
                                          OF
                             GENESISINTERMEDIA.COM, INC.

                          ----------------------------

                        Pursuant to Section 151 of the General
                       Corporation Law of the State of Delaware

                         -----------------------------

          GenesisIntermedia.com, Inc. (the "CORPORATION"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, certifies as follows:

          FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of 5,000,000 shares of preferred stock ("PREFERRED STOCK"), and, further, authorizes the Board of Directors of the Corporation (the "BOARD OF DIRECTORS"), by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any class or series of Preferred Stock into one or more classes or series, and without limiting the generality of the foregoing, to fix and determine the designation of each such class or series, the number of shares which shall constitute such class or series and such voting powers, and such preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof of the shares of each class or series so established.

          SECOND: The Board of Directors at a meeting held on the 31st day of March 1999 in accordance with Section 141(i) of the General Corporation Law of the State of Delaware, did duly adopt the following resolutions authorizing the tcreation and issuance of a series of said Preferred Stock to be known as Series A Convertible Preferred Stock:

                    RESOLVED, that the Board of Directors, pursuant to authority vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issue of a class of the Corporation's Preferred Stock, and hereby fixes the number, designation, preferences, rights and limitations and restrictions thereof in addition to those set forth in said Certificate of Incorporation as follows:

          1.   DESIGNATION; RANK.

          A series of the Corporation's Preferred Stock is designated as "Series A Convertible Preferred Stock" (the "SERIES A CONVERTIBLE PREFERRED STOCK") and the maximum number of shares of Series A Convertible Preferred Stock shall be 450,000 and no more.

          The Series A Convertible Preferred Stock shall be issuable in sub-Series to be designated as sub-Series A-1, A-2, A-3 and A-4. Each purchaser of Series A Convertible Preferred



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Stock shall be issued equal parts of each such sub-series (or as nearly as possible thereto, with any adjustment being made in sub-Series A-4).

          The Series A Convertible Preferred Stock has a liquidation preference equivalent to the sum of $7.00 per whole share (the "LIQUIDATION PREFERENCE"). The Series A Convertible Preferred Stock ranks, with respect to rights to receive dividends and distributions upon liquidation, winding up or dissolution of the Corporation (a) senior to the Corporation's Common Stock (the "COMMON STOCK"), and any class or series of Preferred Stock issued by the Corporation whose terms provide specifically that such class or series shall rank junior to the Series A Convertible Preferred Stock with respect to rights to receive payment of dividends and distributions upon liquidation or fail to specify the ranking of such class or series relative to the Series A Convertible Preferred Stock with respect to rights to receive payment of dividends and distributions upon liquidation (together with the Common Stock, the "JUNIOR SECURITIES"), (b) on a parity with any other class or series of Preferred Stock issued by the Corporation whose terms provide specifically that such class or series shall rank on a parity with the Series A Convertible Preferred Stock with respect to rights to receive payment of dividends and distributions upon liquidation (the "PARITY SECURITIES"), and
(c) junior to any class or series of stock issued by the Corporation whose terms provide specifically that such class or series shall rank senior to the Series A Convertible Preferred Stock with respect to rights to receive payment of dividends and distributions upon liquidation (the "SENIOR SECURITIES").

          2.   DIVIDENDS; PRIORITY.

               (a) Each holder of Series A Convertible Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefor, cumulative dividend payments, payable in accordance with this
SECTION 2, on the last day of each calendar quarter of each year (each, a "DIVIDEND PAYMENT DATE"), and terminating in accordance with SECTION 2(d) below. Such dividends shall be cumulative only to the extent payable and shall be payable on each Dividend Payment Date at the end of each such period, PROVIDED that, if a Dividend Payment Date is not a Business Day (as defined in SECTION 8 hereof), dividends shall be payable on the next succeeding Business Day and no Additional Dividends (as defined in SECTION 2(e) hereof) shall accrue on the dividends payable on such Dividend Payment Date for the intervening period. Dividends payable on the Series A Convertible Preferred Stock for any period less than a full dividend period shall be computed on the basis of the actual number of days elapsed and the actual number of days for such dividend period.

               (b) Dividends will be payable only in cash, to the extent that funds are legally available therefor, when, as and if declared by the Board of Directors.

               (c) Except as provided below, the dividend on each share of Series A Convertible Preferred Stock (the "DIVIDEND") on each Dividend Payment Date shall be payable and shall cumulate at an annual rate of 8.75% of the Liquidation Preference of such share.

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               (d)  The dividends referred to in SECTION 2(a) hereof shall accrue (subject to the restrictions contained in SECTION 2(c) hereof and whether or not declared and paid) from the applicable Dividend Payment Date, except that with respect to the first dividend, such dividend shall accrue from the date of original issuance of the Series A Convertible Preferred Stock (the "ORIGINAL ISSUE DATE"). The accrual of such dividends shall cease on the earlier of (x) the date on which such shares are converted into Common Stock pursuant to SECTION 3(a) or (y) the date on which the Common Stock into which such shares may be converted becomes freely transferable by the holder thereof in accordance with SECTION 3(c) hereof.

               (e) For any dividend period commencing after the issuance of the Series A Convertible Preferred Stock with respect to which the Dividend (as determined pursuant to SECTION 2(c) hereof) is not fully paid in cash on the Dividend Payment Date at the end of such dividend period, such accrued dividends shall be added (solely for the purpose of calculating dividends payable on the Series A Convertible Preferred Stock) to the Liquidation Preference, as defined in SECTION 1 hereof, of the Series A Convertible Preferred Stock effective at the beginning of the dividend period next succeeding the dividend period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof ("ADDITIONAL DIVIDENDS") as determined pursuant to SECTION 2(c) until such unpaid dividends have been paid in full.

               (f) Dividends shall be paid to the holders of record of shares of Series A Convertible Preferred Stock as they appear in the stock register of the Corporation at the close of business on the record date therefor, which record date shall be the fifth Business Day immediately preceding the Dividend Payment Date relating thereto.

          3.   CONVERSION.

               (a) Each share of Series A Convertible Preferred Stock may be converted at any time or from time to time by the holder into one share of Common Stock of the Corporation in accordance with SECTION 3(d) below.

               (b) Neither the shares of Series A Convertible Preferred Stock issued hereunder nor the shares of Common Stock issuable upon conversion of the Series A Preferred Stock by the holders thereof have been registered under the Securities Act of 1933, as amended. The above-referenced shares must be held indefinitely and may not be assigned, resold or otherwise disposed of by the initial holder thereof unless a registration statement pertaining to such shares is declared effective by the Securities and Exchange Commission or an exemption from such registration is available. Legends regarding the restrictions on the transferability of the shares will be placed on any certificates representing such shares.

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               (c)  No Common Stock received or receivable upon the
conversion of the Series A Convertible Preferred Stock by any holder thereof may be assigned, resold, or otherwise disposed of or transferred at any time prior to ninety (90) days following the date on which a registration statement filed by the Corporation with respect to such shares is declared effective by the Securities and Exchange Commission (the "INITIAL HOLDING PERIOD"). Upon termination of the Initial Holding Period, the Common Stock underlying the sub-Series A-1 Convertible Preferred Stock shall no longer be subject to such transfer restriction and dividends shall cease to accrue or be payable with respect to the sub-Series A-1 Convertible Preferred Stock. On the 90th, 180th and 270th days following the end of the Initial Holding Period, the Common Stock underlying the sub-Series A-2, A-3 and A-4 Convertible Preferred Stock, respectively, shall no longer be subject to such transfer restriction and dividends with respect to such sub-Series A-2, A-3 and A-4 Convertible Preferred Stock, respectively, shall cease to accrue or be payable.

               (d) In order for any holder of the Series A Convertible Preferred Stock to convert the same into Common Stock, such holder shall surrender to the Corporation at its offices the certificate or certificates representing such Series A Convertible Preferred Stock, accompanied by a written notice that such holder elects to convert all or a specified number of such shares. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled and a certificate for any surrendered shares of Series A Convertible Preferred Stock not converted. Any conversion made at the election of a holder of Series A Convertible Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Convertible Preferred Stock to be converted.

          4.   LIQUIDATION RIGHTS; PRIORITY.

               (a) In the event of any liquidation, merger, sale, consolidation or dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a "LIQUIDATION"), the holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment of the liquidation preference of any Senior Securities, out of the remaining net assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, the Liquidation Preference of $7.00 per whole share (and the pro rata portion thereof in the case of fractional shares), together with an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, before any distribution shall be made with respect to any Junior Securities (collectively, the "LIQUIDATION AMOUNT"). In the event of any change in the Corporation's Series A Convertible Preferred Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the Liquidation Preference per share of Series A Convertible Preferred Stock shall be appropriately adjusted by the Board of Directors so as to protect the rights of the holders of shares of Series A Convertible Preferred Stock.

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               (b)  Except as otherwise provided in this SECTION 4, holders of Series A Convertible Preferred Stock shall not be entitled to any participation in any distribution of assets in the event of any Liquidation. For the purposes of this SECTION 4, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, securities or other consideration) of all or substantially all of the assets of the Corporation, nor the consolidation or merger of the Corporation with one or more Persons (as defined in SECTION 8), shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

               (c) If, upon any Liquidation, the Liquidation Amount is not paid in full, the holders of the Preferred Stock shall share in such distribution in accordance with the respective certificates of designation of such stock. If, upon any Liquidation, the amounts payable with respect to the Series A Convertible Preferred Stock and any Parity Securities are not paid in full, holders of the Series A Convertible Preferred Stock and holders of any Parity Securities will share ratably in any distribution of the assets of the Corporation in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

               (d) Written notice of any Liquidation stating a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series A Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

               (e) Any liquidation payment with respect to each fractional share of the Series A Convertible Preferred Stock outstanding shall be equal to a ratably proportionate amount of the Liquidation Amount with respect to each outstanding whole share of Series A Convertible Preferred Stock.

          5.   RESTRICTED PAYMENTS.

          The Corporation may not directly or indirectly declare, pay or set apart for payment dividends on or make any payment on account of, or set apart for payment money for a sinking or other similar fund for the purchase, redemption or other acquisition of, or make any distribution in respect of, whether in cash, obligations, or shares of the Corporation or other property, any Parity Securities or Junior Securities (or options, rights or warrants to acquire shares of Parity Securities or Junior Securities) if at the time of such action, (A) the Corporation is in arrears in the payment of dividends on the Series A Convertible Preferred Stock, meaning that full cumulative dividends determined in accordance with SECTION 2(c) hereof on the Series A Convertible Preferred Stock as of the then most recent Dividend Payment Date have not, in full, been paid in cash. None of the foregoing restrictions shall apply to: (i) the acquisition of Parity Securities or Junior Securities (or options, rights or warrants to acquire shares of Parity Securities or Junior Securities) in exchange for

                                      -5-


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or upon conversion thereof into shares of Capital Stock (as defined in
SECTION 8 hereof) of the Corporation (other than Senior Securities, without the consent of holders of Series A Convertible Preferred Stock) or upon the exercise of options, rights or warrants to acquire such shares; (ii) the repurchase of Capital Stock of the Corporation from employees or former employees of the Corporation pursuant to employee benefit plans, employment contracts or securityholders agreements; (iii) the acquisition of any shares of Capital Stock of the Corporation or options, rights or warrants to acquire such shares in connection with a purchase price adjustment arising out of acquisitions by the Corporation pursuant to which such shares of Capital Stock or options, rights or warrants to acquire such shares were issued; (iv) the rescission of any agreement by the Corporation pursuant to which shares of Capital Stock of the Corporation or options, rights or warrants to acquire such shares were issued; or (v) a dividend on Parity Securities or Junior Securities at any time in additional shares of the respective Parity Security or Junior Security.

          6.   VOTING.

          Except as required by the General Corporation Law of the State of Delaware, the holders of shares of Series A Convertible Preferred Stock shall not be entitled to any voting rights.

          7.   REPORTS.

          So long as the Series A Convertible Preferred Stock remains outstanding, the Corporation shall cause its annual reports to stockholders and any quarterly or other financial reports and information furnished by it to stockholders pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), to be mailed to the holders of the Series A Convertible Preferred Stock (no later than the date such materials are mailed to the Corporation's stockholders) at their addresses appearing on the books of the Corporation. If the Corporation is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, it shall cause its financial statements, including any notes thereto (and with respect to annual reports, an auditors' report by a nationally recognized firm of independent certified public accountants), to be mailed to the holders of the Series A Convertible Preferred Stock within one hundred twenty (120) days after the end of each of the Corporation's fiscal years and within sixty (60) days after the end of each of its first three fiscal quarters.

          8.   CERTAIN DEFINITIONS.

          The following terms shall have the meanings set forth below:

          "BUSINESS DAY" means any day other than a Saturday, a Sunday, any day on which the New York Stock Exchange is closed or any other day on which banking institutions in New York, New York are authorized or required by law to be closed.

                                      -6-


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          "CAPITAL STOCK" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or any and all equivalent ownership interests in a Person (other than a corporation).

          "COMMON STOCK" means the 25,000,000 shares of Common Stock of the Corporation authorized for issuance in its Certificate of Incorporation.

          "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

               AND FURTHER RESOLVED, that, before the Corporation shall issue any shares of the Series A Convertible Preferred Stock, a certificate pursuant to Section 151 of the General Corporation Law of the State of Delaware shall be executed, acknowledged, filed and recorded in accordance with the provisions of said Section 151, and the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes of and intent of this and the foregoing resolutions.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and attested on this 31st day of March 1999 by duly authorized officers of the Corporation.


                                   GENESISINTERMEDIA.COM, INC., a
                                   Delaware corporation



                                   By:  /S/   Ramy El-Batrawi
                                        ----------------------
                                        Name: Ramy El-Batrawi
                                        Title: President

ATTEST:


By: /S/  Douglas E. Jacobson
    ------------------------
    Name: Douglas E. Jacobson
    Title: Treasurer


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